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                                                                      EXHIBIT 14

            CODE OF ETHICS AND COMPLIANCE HELP LINE - 1-866-433-8442

WELCOME

Welcome to the Hillenbrand Industries Ethical and Legal Compliance Center, a Web-based training and reference platform focused on business related ethics and compliance issues.

Our reputation for maintaining the highest standard of ethical conduct, fair dealing and honesty in all of our activities is founded on the personal integrity of Hillenbrand associates. Accordingly, this Web-based platform is designed with our Code of Ethical Business Conduct as its foundation. It applies to all directors, officers and employees, regardless of rank, title, business or geographic location. The Code of Ethical Business Conduct is not intended to address all the possible applications of, or exceptions to, the general policies described in it. Thus, our Hillenbrand Associate Policy Manual and other policies supplement the Code of Ethical Business Conduct and apply to all of us. Certain matters covered by the Manual are subject to local interpretations, based on local legal and business requirements. You should contact your business unit's legal counsel or human resource representative for these. Hillenbrand has also adopted certain legal, financial, personnel, and other policies, procedures, rules and standards for associate performance. Click here to view the Hillenbrand Associate Policy Manual. Click here to view other Hillenbrand policies.

If you have any questions or concerns with the Code of Ethical Business Conduct, Associate Policy Manual, any other policies or any real life potential or actual situation relating to ethical or legal compliance, please take advantage of one of the following avenues available to you:

      -     Discussion with your manager or supervisor;

      - Discussion with your company lawyer, human resources representative or any member of your Company's Ethics Committee

                  -     CORPORATE'S ETHICS COMMITTEE CONSISTS OF:

                        -     Patrick de Maynadier (lawyer and Chairman)
                              812-931-2304;

                        -     Scott Sorensen 812-934-7990;

                        -     Bruce Bonnevier 812-934-1665

                  -     HILL-ROM'S ETHICS COMMITTEE CONSISTS OF:

                        -     Sheri Edison (lawyer and Chairman) 812-931-2636;

                        -     Scott Silver 812-934-1942;

                        -     Mike Murren 812-931-2169

                  -     BATESVILLE'S ETHICS COMMITTEE CONSISTS OF:

                        -     John Zerkle (lawyer and Chairman) 812-931-3832;

                        -     Diane Bohman 812-934-8842;

                        -     John Dickey 812-934-8090.

      - ETHICS AND COMPLIANCE TELEPHONE HELP LINE (1)): 1-866-433-8442 (available 24 hours a day, 7 days a week, toll free)

-     Click here to E-mail your questions or concerns.

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                 MESSAGE OF CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Hillenbrand Industries, Inc. and its operating companies have a proud tradition of conducting our business on a high ethical plane based on honesty, integrity, and fair commercial competition. This Code of Ethical Business Conduct applies to all directors, officers and employees ("associates") of Hillenbrand Industries, Inc. and its operating companies and is intended to provide a clear understanding of the ethical principles of business conduct expected of each of associate. When either the term "Company" or "Hillenbrand" is used in this Code of Ethical Business Conduct it stands for any and all of Hillenbrand Industries, Inc. and its operating companies. Accordingly, please read these standards carefully. Hillenbrand operates in a highly regulated environment. We must ensure that we comply with the laws and regulations applicable to all of our business operations. Compliance with these standards is vital to the integrity and continued well being of our business and our associates.

Our reputation for maintaining the highest standard of ethical conduct, fair dealing and honesty in all of our activities is founded on the personal integrity of Hillenbrand associates and our dedication to the following principles:

      - Fairness - by observing both the form and the spirit of all applicable laws and regulations, accounting standards and Company policies and adhering to high standards of moral behavior.

      - Respect - coupled with a willingness to solicit, listen to and act appropriately in response to the expressed needs and desires of our shareholders, directors, coworkers, customers, business partners, neighbors and suppliers.

      - Competition - belief in a free market as the best mechanism for producing new ideas and new products, encouraging creative people to be productive and allowing Hillenbrand to earn profits for its shareholders.

      - Candor - free discussion of projects, problems and ethical issues among our associates and with the legal and accounting professionals retained to assist us, together with candor in discussing our operations and their impact on the persons living around our facilities; and candor with suppliers and customers in buying and selling, while in each case protecting confidential information and trade secrets and demonstrating respect for individual privacy rights.

      - Prudence - Belief in the prudent exercise of personal and corporate discretion.

All actions of Hillenbrand associates in business or public life tend to enhance or subtract from its reputation. It is imperative, therefore, that the highest standards of conduct be observed in all our behavior.

Today, all corporations are under high levels of scrutiny and are held to increasingly higher levels of accountability. As a result, the Board of Directors has reaffirmed its strong commitment that Hillenbrand business practices be conducted in accordance with the highest professional, ethical, legal and moral standards. Ethical conduct, whether in a business or personal context, can only result from a trained and sensitive awareness of right and wrong. All situations encountered in daily life can never be adequately anticipated by any set of rules intended to govern personal conduct. Nevertheless, we believe that we can identify certain broad areas in which ethical, legal and moral issues may be raised in a business context, and we have endeavored to articulate our general policies regarding conduct in those areas.

In addition, we cannot forget that we function within society and each of us must adhere to and comply with the legal, moral and ethical standards of our society in the conduct of business. The Company's interest never can be served by individual corner-cutting in the interests of a seeming quick profit or temporary advantage.

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It is our responsibility not only to conduct ourselves in a responsible and honest manner, but also to ensure that others do the same. If we know of any breach of the Company's standards of business behavior, we are required to report violations. The ultimate responsibility for maintaining the Company's standards of business conduct rests with each of us. As individuals of integrity and honesty, we must behave in ways that will bring credit to ourselves and to our Company.

Please read the Code of Ethical Business Conduct carefully. We are confident that each of us will comply with the Code and thereby help maintain our reputation for the highest standards of business integrity.

RAY J. HILLENBRAND
CHAIRMAN OF THE BOARD

FREDERICK W. ROCKWOOD
PRESIDENT AND CHIEF EXECUTIVE OFFICER

POLICY

It is Hillenbrand's policy to conduct its business and operations according to the standards and guidelines of ethical business conduct stated in this Code and all applicable laws and regulations.

ADMINISTRATION AND ENFORCEMENT

BOARD OF DIRECTORS AND ETHICS COMMITTEES. The Board of Directors of Hillenbrand Industries, Inc. is responsible for approval and oversight of the Company's Code of Ethical Business Conduct ("Code"). The Board's Audit Committee has responsibility for the implementation and administration of the Code, the review and assessment at least annually of the effectiveness of the Code and the recommendation to the Board of suggested changes in the Code. Accordingly, supplements to and revisions of this Code may be adopted from time to time. Such changes will become effective upon their adoption by the Board of Directors and revisions of the Code will be made available as promptly as possible.

To assist the Audit Committee and provide guidance in situations where you may have questions concerning the right course of action to take, Ethics Committees exist at Hillenbrand Industries, Inc. and its operating companies. Each committee will include members of the Executive Management Team of the applicable company. It is the responsibility of the Chief Executive Officer, with assistance from the Ethics Committees for each company, to ensure that this Code has been read and understood by all associates, as well as all agents and representatives of that company. The Ethics Committees will meet as necessary to implement this Code and address concerns raised by associates. The operating company Ethics Committees will promptly after each meeting report to the Hillenbrand Industries, Inc. Ethics Committee on compliance with the Code, the status of certifications statements by associates and any other relevant matters relating to the Code. The Chairman of the Hillenbrand Industries, Inc. Ethics Committee will, in turn, provide regular updates to the Audit Committee.

CERTIFICATION STATEMENTS AND CANDOR. All members of the Board of Directors and all officers and other associates, including new associates, will be asked to certify annually as to their understanding of and compliance with the Code of Ethical Business Conduct. Depending on your area of responsibility, you may also be asked to certify as to your understanding of and compliance with certain policies. The certification statements for associates of each company that identify potential concerns will be reviewed by the Ethics Committees of the applicable company. All information disclosed in good faith in the certification statements or by other means shall be treated on a confidential basis, except to the extent reasonably necessary to protect Hillenbrand's interests or comply with legal or regulatory requirements.

ADDRESSING CONCERNS AND VIOLATIONS. Prompt and full disclosure is always the appropriate initial step towards solving any potential concern you may have. When in doubt about a particular situation, ask your manager, supervisor, Company lawyer or human resources representative or any of the members of your Company's Ethics Committee. Discovery of events of a questionable, fraudulent or illegal nature that are, or may be, in violation of the guidelines stated in this Code or

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other Company policies should be reported immediately to any of those individuals, each of whom are required to observe an "open door" policy to all Hillenbrand associates concerning any of such matters. If such events involve members of management on the Ethics Committee, the matter should be reported to other members of the Committee or the Chief Executive Officer. Additionally, a toll free Code of Ethics and Compliance Help Line is available for those who wish to remain anonymous at 1-866-433-8442.

THIS CODE OF ETHICS IS INTENDED TO CREATE AN OPPORTUNITY FOR ASSOCIATES TO EXPRESS CONCERNS RELATING TO CORPORATE ACCOUNTABILITY, ALLEGED VIOLATIONS OF COMPANY POLICY, FEDERAL AND STATE STATUTES, AND ALLEGATIONS OF CORPORATE MISDEEDS. CONCERNS WILL BE INVESTIGATED AND ACTION TAKEN, IF APPROPRIATE. THERE WILL BE NO DISCRIMINATION OR RETALIATION AGAINST ANY ASSOCIATE WHO REPORTS SUCH VIOLATIONS OR ALLEGATIONS IN GOOD FAITH.

WAIVERS. This Code is intended to apply equally to all directors, officers, employees, representatives and agents of Hillenbrand. Accordingly, any waiver of the standards set forth in this Code for executive officers or directors may be made only by the Board of Directors or its Audit Committee and must be promptly disclosed to shareholders. Only the Board of Directors, its Audit Committee or the applicable Ethics Committee may grant any waiver for other associates.

GET HELP TO AVOID VIOLATIONS. Because the principles of responsibility, integrity and honesty are fundamental to how each of us should operate on behalf of the business, violation of this Code or any applicable laws, regulations or Company policies can result in a disciplinary response, up to and including termination of employment or legal action. If you address a questionable situation before it occurs by seeking help from your manager, supervisor, Company lawyer or human resources representative, or any of the members of your Company's Ethics Committee, or by contacting the compliance help line, there is the opportunity to avoid a violation with those serious consequences.

Red flags that indicate you may need to seek advice include situations where:

      -     An associate's interests and those of the Company seem to conflict;

      - An associate is in a position to receive a gift or personal favor from a customer or supplier;

      - The only good reason for accepting something from a customer or supplier is because you feel like you deserve it;

      - An associate will be communicating with a representative of a competitor;

      - An associate has the opportunity to disclose confidential information to someone outside the Company;

      - An associate has the opportunity to buy or sell Company stock or stock of a customer or supplier based on information not known to others;

      - If the facts were published on the front page of the newspaper in connection with your name, you would be embarrassed;

      - A decision is emotionally difficult or involves a conflict between two positive values; or

      - The reason for a decision is based on an answer like: "I deserve this;" "Everyone does it;" "It is no big deal;" "No one will find out;" "No one cares;" "It is not my responsibility;" or "The Company wants me to do this."

         Here are a few questions you should ask yourself to determine if your actions are ethical:

      Am I adhering to the spirit and overall values, as well as the letter, of any applicable law or Company policy?

      Would I want my actions reported on the front page of a newspaper?

      What would my family, friends, neighbors and co workers think of my actions?

      What would I advise my child to do?

      Would I be comfortable testifying about my decision under oath?

      Will there be any direct or indirect potential negative consequences to the Company?

      Would I be comfortable describing my decision at an all-associate meeting?

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OTHER RELATED INFORMATION AND POLICIES. Certain sections in this Code are further explained in Hillenbrand's policies and guidelines. Please refer to those materials for a more thorough understanding of these sections. Please review the summary below under the caption "other Policies" for more information. Much of the Code outlines legal requirements. It is not intended to make you an expert in such areas. Instead, it is designed to alert you to problems you may face and enable you to know when you should obtain guidance from your manager, supervisor, Company lawyer or any of the members of your Company's Ethics Committee the members of the Ethics Committees is consulted at the outset of business dealings, rather than at a later stage when arrangements have become so solidified that necessary changes may be difficult to make.

STANDARDS AND GUIDELINES

INTRODUCTION. Each person who is an employee, officer or director of Hillenbrand is a Hillenbrand "associate" and has a responsibility to deal ethically in all aspects of the Company's business and to comply fully with all laws, regulations, and Company policies. Each individual is expected to assume the responsibility for applying these standards of ethical conduct and for acquainting himself/herself with the various laws, regulations, and Company policies applicable to his or her assigned duties. When in doubt, employees have the responsibility to seek clarification from their line management, or, if necessary, from legal counsel, a human resources representative or a member of the Ethics Committee for their company.

CONFLICTS OF INTEREST: A CONFLICT OF INTEREST EXISTS WHEN AN INDIVIDUAL'S PRIVATE INTEREST CONFLICTS, OR APPEARS TO CONFLICT, WITH THE INTERESTS OF HILLENBRAND, THAT IS, WHEN AN INDIVIDUAL'S LOYALTY TO HILLENBRAND AND CONDUCT OF RESPONSIBILITIES AND DUTIES TOWARDS HILLENBRAND IS OR APPEARS TO BE PREJUDICED BY ACTUAL OR POTENTIAL BENEFIT FROM ANOTHER SOURCE.

We are confident of the individual loyalty and honesty of our associates. Good relations with customers and suppliers and the integrity of our associates are critical sources of goodwill and absolutely necessary to our success. Associates should always be in a position so that personal interests or third parties do not influence their judgment on Company matters.

No associate should be subject, or even reasonably appear to be subject, to influences, interests or relationships that conflict with the best interests of the Company. This means avoiding any activity that might compromise or seem to compromise the integrity of the Company or the associate.

COMMON SOURCES OF CONFLICTS.

Although it is impossible to prepare a list of all potential conflict of interest situations, conflicts of interest generally arise in four situations:

1. INTEREST OF ASSOCIATE. When an associate, a member of the associate's family or a company, organization or trust in which the associate is involved, has a significant direct or indirect financial interest in, or obligation to, an actual or potential competitor, supplier or customer of the Company;

2. INTEREST OF RELATIVE. When an associate conducts business on behalf of the Company with a supplier or customer of which a relative by blood or marriage is a principal, partner, shareholder, officer, employee or representative;

3. GIFTS. When an associate, a member of the employee's household, a company, organization or trust in which the employee is involved, or any other person or entity designated by the employee, accepts gifts, credits, payments, services or anything else of more than token or nominal value from an actual or potential competitor, supplier or customer; and

4. MISUSE OF INFORMATION. When an employee misuses information obtained in the course of employment.

DEFINITIONS.

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For these purposes, suppliers include those providing goods or services - such as consultants, transportation companies, financial institutions and equipment lessors. Customers include not only those who buy products, but also those who exercise major influence over our customers.

An interest amounting to one percent or less of any class of securities listed on a nationally recognized securities exchange or regularly traded over-the-counter will not be regarded as a "significant" financial interest in a competitor, supplier or commercial customer in the absence of other complicating factors that should cause the employee to recognize that a conflict is present. Similarly, the existence of an interest-bearing loan, at normal rates prevailing at the time of the actual borrowing, from a recognized financial institution will not be regarded as "significant." However, any equity interest in a competitor, supplier or commercial customer that is not publicly traded must be treated as "significant" and should be reviewed promptly with legal counsel.

SPECIFIC EXAMPLES.

While it is not possible to describe every situation, it is useful to consider a few examples in which clear conflicts of interest are present so that ground rules can be established:

POSITION OF INFLUENCE. If an associate or a member of that associate's family has a significant financial or other beneficial interest in an actual or potential supplier or customer, the associate may not, without full disclosure and specific written clearance by an Ethics Committee, influence decisions with respect to business with such supplier or customer. Such positions include situations where associates draw specifications for suppliers' raw materials, products or services; recommend, evaluate, test or approve such raw materials, products or services; or participate in the selection of, or arrangements with, suppliers.

AVAILABILITY. A conflict of interest may exist when an associate undertakes to engage in an independent business venture or agrees to perform work or services for another business, civic or charitable organization to the extent that the activity prevents such associate from devoting the time and effort to the Company's business which his or her position requires. An employee shall not accept a position of directorship with another business without the written consent of the chief executive of his or her operating company and shall not accept any position with any organization that prevents such associate from devoting the time and effort to the Company's business which his or her position requires.

COMPETITORS. An associate must not serve, advise, or be associated with any person or enterprise which is a competitor of the Company, whether as an employee, stockholder, partner, director or advisor, unless that capacity is through membership in trade associations, manufacturer's groups and the like, and involvement by the associate is at the request of the Company.

GIFTS. It is Hillenbrand's policy that all business decisions be made impartially and fairly, and not on the basis of gifts or favors. Therefore, no associate, or any of his or her immediate family, may solicit or accept favors, gifts, loans or other benefits (including services, vacations, holidays, travel, accommodations, and discounts, as well as material goods) from any supplier, customer or competitor. The only exception to this policy is for casual entertainment or gifts (other than money) of nominal value which are customarily offered to others having a similar relationship with the supplier, customer or competitor, or if specific approval is obtained via a clearance from the Ethics Committee for the business that the associate works for. Associates should exercise judgment in deciding whether a gift or entertainment is of nominal value. It is always better to decline in circumstances where there is doubt. Items classified as advertising novelties that have wide circulation both within and without the Company (calendars, paperweights, etc.) do not violate the policy against receiving gifts. Permitting a supplier's representative to pick up the check at a meal is not offensive so long as business was discussed at arm's length and there are absolutely no implications that an unusual event has been staged with the intention of subverting loyalty to the slightest degree.

MISUSE OF INFORMATION. No information obtained as a result of employment or association with the Company may be used for personal profit or as the basis for a "tip" to others unless the Company has made such information generally available to the public. This is true whether or not direct injury to Hillenbrand appears to be involved. This requirement, as it relates to transactions

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with respect to stock and other securities, is described below. The requirement, however, is not limited to transactions relating to securities and includes any situation in which information may be used as the basis for unfair bargaining with an outsider. The public disclosure of confidential data and trade secrets relating to our business can have a material adverse effect on the Company and, as noted below, is prohibited.

CORPORATE OPPORTUNITIES. A CORPORATE OPPORTUNITY IS AN OPPORTUNITY THAT IS DISCOVERED THROUGH THE USE OF COMPANY PROPERTY, INFORMATION OR POSITION AS A HILLENBRAND ASSOCIATE.

Associates are prohibited from taking corporate opportunities for themselves. When an associate uses corporate property, corporate information or corporate position for personal gain, he or she is taking a corporate opportunity. You must use corporate opportunities and Hillenbrand property or other resources only for advancing the legitimate business interests of Hillenbrand.

Sometimes the line between personal and Company benefits is difficult to draw, and sometimes there are both personal and Company benefits in certain activities. Associates who intend to make use of Company property or opportunities in a manner not solely for the benefit of the Company should consult beforehand with the applicable Ethics Committee.

CONFIDENTIAL INFORMATION

The Company's success is largely dependent upon the strict adherence by associates to the Company's policy of nondisclosure of information that belongs to the Company and other confidential data. Of particular concern is the need to safeguard the Company's business plans and developments. The unauthorized disclosure of Company information (including business records, business data, personal and financial information, social security numbers, bank records, acquisition plans, divestiture plans, investment plans, and other strategic business plans), whether verbally or in writing (including on anonymous Internet chat rooms or message boards), will not be tolerated. Under no circumstances should these matters be discussed informally as office gossip, over cocktails, at home or otherwise. Such discussions substantially increase the likelihood that the Company's strategic plans will become known to others prior to the time that the Company is prepared to execute them. Premature disclosure hurts the Company's planning flexibility and may make it impossible to conclude the proposed project. Much time and effort are spent in developing the Company's strategic plans.

Remember the success of the Company is largely dependent upon the strict adherence by all associates to the Company's policy of nondisclosure of confidential information. The sharing of such information with others may: (a) result in penalties under state and federal securities laws; (b) constitute the theft of trade secrets, which is a crime; (c) generate criticism and embarrassment to the employee and the Company; (d) compromise the Company's ability to achieve its strategic objectives and (e) violate the privacy rights of an individual. If each associate refrains from discussing confidential aspects of the Company's business and operations with anyone inside the Company who is not otherwise familiar with the confidential information and everyone outside the Company, each employee will avoid liability and embarrassment to himself or herself and damage to the Company.

Information obtained from third-parties (including business records, business data, personal and financial information, social security numbers, bank records) should, likewise, be kept confidential. For example, you must not attempt to obtain trade secrets, proprietary information or other confidential information relating to competitors from job candidates or newly hired employees.

PROTECTION AND PROPER USE OF HILLENBRAND ASSETS

Protect Hillenbrand's property and resources as you would your own. Associates are responsible for using Hillenbrand resources and property (including Company travel expenses, time, materials, computers, telephones, other equipment, and proprietary information) for Hillenbrand business purposes only, and not for his or her personal benefit. Inventions and ideas developed using Hillenbrand assets and during Hillenbrand time belong to Hillenbrand, and should not be

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disclosed, used or commercialized other than by Hillenbrand. These inventions are Hillenbrand property and must be disclosed to your supervisor, manager or legal counsel for appropriate further action. Hillenbrand assets may be used only for Hillenbrand purposes. Use of Hillenbrand-provided technologies and property for calls, emails or other similar matters of a personal nature should be infrequent. We are expected to engage in only Hillenbrand business related activities during business hours. Associates must not perform non-Hillenbrand business or solicit business for a non-Hillenbrand business while working on Hillenbrand time.

FAIR DEALING

Each of us is expected to deal fairly with Hillenbrand's actual and potential customers, suppliers, competitors and associates. No associate should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts when conducting Hillenbrand's business, or any other unfair dealing practice. Be honest in all your dealings.

We should avoid even the appearance of wrongdoing and, at all times, should conduct our business according to the highest ethical standards. We should compete solely on the merits of our products and services, as well as our ability to service what we offer, and not engage in any form of unfair competition.

Furthermore, we will not condone the use of competitors' or other third parties' confidential information obtained during past employment or which has been obtained, directly or indirectly, by improper means such as misappropriating confidential information, bribing, contacting a competitor's employees, or misrepresenting the fact that you are an employee of a competitor. If consultants or other persons are retained by the Company to gather competitive information, the same rules would apply.

Some additional guidelines are:

      - Deliberately misleading messages, omissions of important facts or false claims about competitor's products or services are not acceptable.

      - Be accurate and truthful in all dealings with customers and be careful not to misrepresent the quality, features, or availability of our products or services.

      - Do not interfere with an agreement made between a potential customer and a supplier competing with us.

      -     Never engage in industrial spying or commercial bribery.

Besides being responsible for their actions toward others, employees are obliged to retain certain documents that they create or receive. Each employee must strictly observe Record Retention Guidelines. The application of the laws of fair competition is complex and sometimes ambiguous. When questions arise, consult with legal counsel.

COMPLIANCE WITH APPLICABLE LAWS

While Hillenbrand is involved in highly competitive business activities and hence must compete vigorously, it must do so in strict compliance with all laws and regulations applicable to its activities. When Hillenbrand's internal policies are more stringent than local laws, Hillenbrand's policy must be observed and followed. No associate should at any time take any action on behalf of the Company that he or she knows or has reason to suspect violates any applicable law or regulation.

It is Hillenbrand's policy to comply not only with the formal requirements of applicable laws and regulations, accounting standards and Company policies, but also with the spirit of such laws, regulations, standards and policies. Any conduct that is technically in compliance with such laws, regulations, standards or policies but violates the principles underlying or is designed to evade the requirements of any such law, regulation, standard or policy is unacceptable.

The following sections outline basic principles of the laws relating to antitrust, inside information, the trading of securities, proprietary information, political contributions, employee relations,

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environmental regulation and certain other matters. These laws are explained because of their particular importance to our existing and anticipated business activities. It should be understood, however, that this policy is not limited to them, but extends to all applicable laws and regulations.

ANTITRUST COMPLIANCE

At the heart of the antitrust laws is the conviction that the economy and the public will benefit most if businesses compete vigorously, free from unreasonable restraints. Compliance with the antitrust laws is the policy of the Company and the responsibility of each associate. Failure to comply could result in serious consequences for the Company and offending associates. Violations of many antitrust laws are crimes, subjecting the Company and the individuals to heavy fines, and individuals to possible imprisonment as well. In addition, the Company may be required to pay treble damages and be ordered to refrain from engaging in the activity. Frequently, such orders will extend across the entire product line of a company, although the violations relate only to a single product. And, of course, Hillenbrand may be damaged in its reputation even in those cases in which it ultimately prevails in a legal action.

Many elements of the U.S. antitrust laws are applicable to international transactions in which any United States person or corporation is a party where it may be shown that the transaction has any substantial effect on the foreign commerce (e.g., imports or exports) of the United States. Once it is found that the international transaction falls within the jurisdiction of the U. S. antitrust laws, those laws are applied in precisely the same manner as they are applied with respect to domestic transactions. Transactions deemed to be automatic violations, if engaged in domestically, will similarly be deemed to be violations if engaged in overseas.

While it is not possible within this Code to address all areas covered by antitrust laws, the following guidelines are intended to address some of the most common antitrust situations that may face associates. In all of your dealings on behalf of Hillenbrand, be guided by the following rule: Whenever you are in doubt, consult with legal counsel at the earliest possible moment. For more detailed guidelines, click here. [Link to antitrust policy]

BASIC ANTITRUST RULES OF THE ROAD:

      - DO NOT DISCUSS PRICES, TERMS AND CONDITIONS OF SALE, DISCOUNTS, CREDIT TERMS OR SIMILAR SUBJECTS WITH YOUR COMPETITORS.

      - DO NOT PARTICIPATE IN BENCHMARKING OR STATISTICAL REPORTING OF COMPETITIVE INFORMATION AMONG COMPETITORS WITHOUT CLEARANCE FROM LEGAL COUNSEL.

      - DO NOT "SIGNAL" COMPETITORS REGARDING PRICING STRATEGIES AND DO NOT USE CUSTOMERS OR OTHER THIRD PARTIES TO "SEND THE MESSAGE" ABOUT HOW THE INDUSTRY SHOULD BEHAVE.

      - DO NOT AGREE WITH A COMPETITOR TO STAY OUT OF EACH OTHER'S MARKETS OR TO STAY AWAY FROM EACH OTHER'S CUSTOMERS.

      - DO NOT DISCUSS CURRENT OR FUTURE OUTPUT, COSTS, MARKETING STRATEGIES OR OTHER COMPETITIVELY SENSITIVE INFORMATION WITH COMPETITORS.

      -     DO NOT PRICE BELOW COST WITHOUT CONSULTING LEGAL COUNSEL.

      -     DO NOT COERCE RETAIL DEALERS INTO SETTING SPECIFIC PRICES.

      -     DO NOT TIE (THAT IS, CONDITION) THE SALE OF ONE PRODUCT TO ANOTHER.

      - DO NOT REACH AGREEMENTS WITH DEALERS OR CUSTOMERS TO TAKE ANY ACTION VIS-AVIS ANOTHER DEALER OR CUSTOMER.

      - DO NOT AGREE WITH COMPETITORS NOT TO DEAL WITH, BUY FROM OR SELL TO A CUSTOMER OR SUPPLIER.

      - DO NOT LEAVE OPEN-ENDED OR UNSOLICITED OFFERS FROM COMPETITORS TO JOIN A CONSPIRACY HANGING IN THE AIR. The standards for conspiracy to violate the antitrust laws are extremely broad and conspiracies have been found even where competitors never met or exchanged words. It is a mistake to think that the prohibited types of agreements identified above must be either formal or conspiratorial. The unlawful agreement may often be no more than an informal understanding reached at a seemingly innocent occasion like a trade association meeting or on the golf course, or simply an understanding based on the sharing of competitive information that naturally tends to produce uniform action. Since there is often no written evidence or testimony that clearly establishes that there was an unlawful agreement, proof of such an agreement usually depends on circumstantial evidence - conversations, memoranda, or the exchange of competitive information which seems to suggest that there may have been an unlawful understanding about prices, production, customers, sales, territories, or the like. If discussion of prohibited subjects should arise in a meeting where competitors are present, you should clearly disassociate yourself from the conversation and leave the meeting so that other participants present will remember that you left the meeting and your reason for leaving. Simply walking away from an improper conversation about price, market allocation or bid rigging is not sufficient. You must document this conversation and consult with legal counsel.

      - AVOID INFORMAL CONTACT WITH COMPETITORS TO THE EXTENT POSSIBLE. Trade associations are a frequent source of antitrust complaints. Accordingly, membership and participation in trade associations should be carefully and regularly monitored to make sure that they serve a valuable business purpose and that their benefits are not outweighed by the antitrust risks. Because trade associations are meeting places for competitors, typically the association's articles and by-laws carefully set forth the scope and activities of the association in language that, if followed, is above reproach. However, any forum where competitors meet can become a vehicle for potential antitrust concern. Small local group meetings are perhaps more dangerous than larger more formal groups, as generally their activities are not monitored and the minutes of their meeting, if any, are often incomplete. Even more dangerous are "rump sessions" following the more formal proceedings where competitors get together over drinks and discuss company business. References to such meetings in expense reports can be troublesome because as time elapses, memories dim and, as we have seen in various industry-wide antitrust investigations and litigations, a witness when questioned about such informal gatherings is often faced with saying that he has no recollection of the subjects discussed. This can be awkward, particularly where there are many such incidents. The best advice is to avoid to the extent possible such informal contact with competitors. Any price change or uniform activity among competitors that occurs shortly after such a meeting becomes very suspect.

      - IF PARTICIPATION IN A MEETING WITH COMPETITORS SERVES A VALUABLE AND LEGITIMATE BUSINESS PURPOSE NOT OUTWEIGHED BY THE ANTITRUST RISK, FORMAL PROCEDURES, INCLUDING THE CIRCULATION OF AGENDAS PRIOR TO THE MEETINGS AND THE MEMORIALIZATION OF DETAILED MINUTES OF THE PROCEEDINGS, SHOULD BE FOLLOWED AT ALL MEETINGS. There should be someone present at all association meetings, such as counsel, or a chairman, who will indicate when the topic under discussion creates a possible risk of antitrust exposure and who will make certain that further discussion of such topic is dropped.

THE USE OF INSIDE INFORMATION AND TRADING IN SECURITIES AND PUBLIC, MEDIA AND GOVERNMENTAL COMMUNICATIONS

TRADING. There is always one question every associate must ask before buying or selling, or recommending that others buy or sell, Hillenbrand shares: "Am I in possession of material nonpublic information?" If the answer is yes, you may not buy or sell Hillenbrand shares.

The federal securities laws prohibit the purchase or sale of any security by a person who possesses material nonpublic information (commonly known as "insider trading") until the Company has disclosed such information to the public. This includes not only orders for purchases and sales of stock and convertible securities but also options, warrants, puts and calls. You should wait until the information has been publicly released and the public has had sufficient time to absorb it, that is two business days from the time of disclosure by the Company.

The federal securities laws also prohibit the passing of such information to another person who may trade in any security based upon such information (known as "tipping"). Because of the taint that can attach even to allegations of insider trading, the Company and its associates should attempt to avoid even the appearance of impropriety in this regard. Remember, transactions are always viewed in hindsight.

The insider trading regulations were designed to ensure that all investors have equal access to material information regarding a company's securities.

Therefore, the federal securities laws and regulations and Hillenbrand Industries policy prohibit any person having material nonpublic information regarding Hillenbrand Industries, Inc. from buying or selling Hillenbrand Industries stock when such information has not been published to the general public. Family members and friends who have gained confidential information from such associates are also prohibited from trading Hillenbrand Industries stock. Accordingly, any references to associates below apply equally to these other individuals.

A good rule of thumb regarding timing of purchases and sales of Company securities is to trade only during the period after two calendar days after an earnings announcement until one month prior to an earnings announcement at the end of the fiscal quarter. Even during that period, however, you may not purchase or sell or otherwise engage in transactions involving Company securities if you possess material inside information not disclosed by the earnings announcement.

Associates who have material nonpublic information regarding Hillenbrand stock or another company's stock should (1) not disclose that information to anyone inside or outside the Company; (2) avoid buying or selling stock in Hillenbrand Industries or another company until such knowledge has been made public; (3) avoid recommending or suggesting to another to buy or sell stock in Hillenbrand or in another company until such information has been made public. It is particularly important to exercise care and refrain from discussing nonpublic information in public places such as elevators, airplanes, taxis, or restaurants where discussions might be overheard.

Violations of these rules may result in Hillenbrand Industries receiving a fine that could involve millions of dollars. Associates may be subject to large fines, treble damages based on unlawful profits, and a jail term. Associates face sanctions imposed by Hillenbrand for violation of these standards.

PUBLIC, MEDIA AND GOVERNMENTAL COMMUNICATIONS. It's essential that Hillenbrand maintain its integrity in its relationships with the general public -- which is influenced by its shareholders, representatives from the media and other members of our communities. Requests for financial or business information about Hillenbrand and its operating companies from the general public, shareholders, or the media (e.g., newspapers, radio, television, magazines, etc.) must be submitted for review and approval by Hillenbrand's Chief Financial Officer, Vice President of Investor Relations, General Counsel or your company's communications officer. Hillenbrand has established rigidly defined channels through which communications proposed for public release must flow. No disclosure of information that has not yet been disclosed publicly should be made without first consulting the Company's policy and procedures on this subject or one of those individuals. Likewise requests for information or other contacts from the Securities & Exchange Commission or the New York Stock Exchange must all be referred to the Hillenbrand Industries, Inc. Chief Financial Officer, Vice President Investor Relations, or General Counsel. It is critical that you not respond to any such inquiry or contact yourself because any inappropriate or inaccurate response, even a denial or disclaimer of information, may result in adverse publicity and could otherwise seriously affect Hillenbrand's legal position. Any other information request from someone representing a government agency must be referred to your supervisor or manger or to one of the representatives of your Company's legal, human resources or finance teams.

DEFINITIONS.

MATERIAL INFORMATION is information that is important enough to affect your or anyone else's decision to buy, sell or hold the Company's shares or securities. Information about the following could be material: quarterly or annual earnings results; financial forecasts, mergers, acquisitions, tender offers, joint ventures, divestitures or other changes in assets; dividends; stock splits; management changes or changes in control; public or private sale of a significant amount of additional debt or equity securities; major litigation; significant labor disputes; major plant closings; establishment of a program to buy the Company's own shares; the award of a significant contract; new products or discoveries, or developments regarding customers or suppliers; change in auditors or disagreements with auditors; and deterioration in the Company's credit status. The foregoing list is intended to be illustrative and is not intended to be complete. Any questions regarding whether information is material or nonpublic, or whether there has been an inadvertent disclosure of such information, should be directed immediately to legal counsel.

NONPUBLIC INFORMATION has not yet been disclosed to the investing public. Information is considered to be public knowledge when it has been published in newspapers or other media or has been disclosed in a press release. Until formally released to the public through a press release or filing with the Securities and Exchange Commission, material information concerning Hillenbrand plans, projects, successes or failures is considered "inside" information and, therefore, confidential. Information that has been publicly disseminated such that investors have had the opportunity to evaluate it, or that has been filed with governmental agencies as a matter of public record, is considered public and is available to anyone upon request. Examples include press releases, annual and quarterly earnings reports to stockholders, published speeches, reports to the Commission (e.g., reports on Forms 10-K, 10-Q, and 8-K), registration statements, prospectuses and proxy materials and information appearing on the Company's Internet website.

DIRECTORS AND OFFICERS. Hillenbrand's directors and certain of its officers and shareholders are subject to more restrictive rules concerning the purchases and sales of Company securities, reporting requirements, and recapture of short-swing profits under the securities laws. Those extensive restrictions have been communicated to directors and officers separately. However, compliance with those rules is part of Hillenbrand's policy of full compliance with all applicable laws governing securities.

POLITICAL CONTRIBUTIONS

Political contributions by corporations in governmental elections, whether by direct or indirect use of corporate funds or resources, are, in many jurisdictions, unlawful. Even in those jurisdictions where those contributions are not unlawful it is the Company's policy not to make any political contributions in such elections except with prior approval of the applicable operating subsidiary's board of directors.

In the United States, Political contributions by corporations in federal elections, whether by direct or indirect use of corporate funds or resources, are unlawful. Limitations on contributions by a corporation in state elections vary from state to state. It is the Company's policy that any contribution by the Company, or any operating subsidiary, to state elected public officials, candidates for public office or political parties, must be preapproved by the president of the Company or applicable operating subsidiary. Any such contribution, however, shall be limited to two thousand dollars ($2000.00) to any one person or entity in a fiscal year, unless more strictly regulated by state law. Any contribution in excess of that amount is prohibited except with the prior approval of the Board of Directors of the Company or applicable operating company. While individual participation in the political process and in campaign contributions is proper and is encouraged by the Company, an associate's contribution must not be made, or even appear to be made, with the Company's funds; nor should the selection of a candidate or of a party be, or seem to be coerced by the Company. Fines and jail sentences may be imposed on officers and directors who violate certain political contribution laws, and the Company may be fined.

No direct or indirect pressure in any form is to be directed toward employees to make any political contribution or participate in the support of a political party or the political candidacy of any individual.

EMPLOYEE RELATIONS

EQUAL OPPORTUNITY, NONDISCRIMINATION, AND ANTI-HARASSMENT.

It is the Company's philosophy that ethical business practices are not limited to dealings with third parties but also include the Company's employees. In this respect, business ethics begin at

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

home. It is therefore the policy of the Company that all associates, including managerial personnel, and all others having supervisory responsibilities, have an obligation:

      - To respect each associate as an individual and to be courteous, considerate, and fair to each associate in order that personal dignity may be maintained;

      - To treat each associate, applicant, supplier or business associate without discrimination with regard to race, color, sex, age, religion, national origin, ethnicity, disability, veteran status, or any other characteristics as established by law with respect to all opportunities, terms, conditions, and privileges of employment;

      - To provide all employees with a work environment free from harassment of any kind, including harassment of a sexual, racial, ethnic or religious nature or on the basis of one's age or disability;

      - To encourage associates to voice their opinions freely about the policies and practices of the Company, and to provide an orderly system by which employees will be given consideration of any job or personal problem which they may have;

      - To provide and maintain safe, clean and orderly work facilities and areas;

      -     To offer competitive standards of pay and benefits; and

      - To operate in compliance with all applicable federal, state and local laws governing the Company's relationship with its associates.

You should be aware that the law forbids discrimination in employment on the basis of race, color, sex, age, religion, national origin, ethnicity, veteran status, disability, or handicapped status. Information on your rights, obligations and appropriate actions related to perceived incidents of harassment or discrimination may be found at (General Harassment). Awareness of concerns or discovery of events that are, or may be in violation of this Code of Ethical Business Conduct should immediately be reported to your manager, supervisor, Company lawyer or any of the members of your Company's Ethics Committee.

REGULATORY COMPLIANCE

Each business segment of Hillenbrand Industries and its subsidiaries are touched in some fashion by government regulations. Examples of these requirements are as varied as the safe medical device rules of the Food and Drug Administration
(FDA) for hospital beds; the "Funeral Rule" of the Federal Trade Commission
(FTC) for the casket business; and the Interstate Commerce Commission (ICC) rules governing our truck fleet, as well as special laws and regulations that govern sales to the government. Each employee is expected to be knowledgeable of, and to comply with, the respective regulatory rules governing his or her industry. Prior to taking actions that directly affect regulatory compliance (e.g. filing with the FDA for medical device approval, redrafting of product warranties, reporting of safety incidents involving our products or offering a gift or entertainment to a government employee), legal counsel should be consulted. It is the responsibility of the manager of each facility to understand the terms and conditions of all permits and authorizations applicable to operations under his or her control as well as applicable laws and regulations and to ensure best good faith efforts to attain and maintain compliance therewith. Failure to comply with the appropriate regulations and permits may result in significant corporate penalties, fines, and possibly the forced removal of products from the market.

ENVIRONMENTAL, HEALTH AND SAFETY COMPLIANCE

All aspects of the Company's operations are subject to comprehensive regulations, including comprehensive federal, state and local environmental regulation. The Company's facilities are subject to construction and operating permits and authorizations that describe in detail the conditions under which the facilities can be legally operated. It is the Company's policy to comply fully with the lawful terms and conditions of all permits and authorizations and with the provisions of all applicable environmental laws and regulations. The Occupational Safety and Health Act regulates both physical safety and exposure to harmful or hazardous substances in the workplace. In addition, the Toxic Substances Control Act regulates all chemical substances or mixtures that may present an unreasonable risk of injury to human health or the environment. Compliance with these statutes and implementing regulations is also the responsibility of the manager of each facility. The environmental and safety and health laws, and applicable regulations, are detailed and complex. Should you be faced with an environmental or safety and health issue with which you are unfamiliar, you should contact legal counsel.

UNLAWFUL, QUESTIONABLE OR SENSITIVE PAYMENTS

Hillenbrand does not seek to gain any advantage through the improper use of business courtesies or other inducements. Gifts and entertainment of nominal value, or business courtesies, are occasionally used to create goodwill with Hillenbrand's customers, suppliers or others. On the other hand, there are very strict rules on gift giving and entertainment of government employees. If they go beyond that and make the recipient feel obliged to offer any special consideration to Hillenbrand's they are unacceptable. The Company's policy is to avoid even the appearance of favoritism based on business courtesies. In order to avoid even the appearance of improper payments, no payments are to be made by the Company in cash, other than approved cash payrolls and documented petty cash disbursements. No corporate checks are to be written to "cash," "bearer" or third-party designees of the person entitled to payment.

COMMERCIAL BRIBERY. Payment (other than for purchase of a product or procurement of a service) or giving of a gift, credit, payment, service or anything else of other than token or nominal value to suppliers or customers or their agents, employees or fiduciaries may constitute a commercial bribe, which may also be a violation of law. Cash payments may never be made to employees of competitors, suppliers, or customers. Commercial bribery is also against the policy of the Company; and no employee may engage in such bribery on behalf of the Company. Associates should exercise good judgment and moderation and should offer business courtesies to customers only to the extent that they are in accordance with reasonable practices in the marketplace.

All gifts and entertainment, regardless of their nature or value, must be properly recorded on expense report forms or other appropriate accounting document.

BRIBERY OF PUBLIC OFFICIALS. Bribery, or the giving of money or anything else of value in an attempt to influence the action of a public official, is unlawful. No associate is authorized to pay any bribe or make any other illegal payment on behalf of the Company, no matter how small the amount. This prohibition extends to payments to consultants, agents and other intermediaries when the employee has reason to believe that some part of the payment of the "fee" will be used for a bribe or otherwise to influence government action.

The practice of making "facilitating payments" in foreign countries may not be illegal in certain circumstances (e.g., small payments made to minor functionaries who, unless compensated, would delay or refuse to perform administrative functions to which Hillenbrand is clearly entitled). To the extent that such payments are legal and considered necessary, they may be made only in those countries where they are a recognized and open practice, and only following approval by legal counsel. Any such facilitating payment must be properly recorded and accounted for so that Hillenbrand may comply with all tax and other applicable laws.

Laws and regulations require our businesses to be in contact with public officials on a wide variety of matters. Associates dealing with public officials should be familiar with lobbying laws and public disclosure requirements, particularly those that apply to registrations and filings.

DISCLOSURE; BOOKS AND RECORDS

The Company maintains controls and procedures ("disclosure controls and procedures") designed to ensure that information required to be disclosed by the Company in the reports it files with the Securities and Exchange Commission is recorded, processed, summarized and reported within the required time periods. Disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by the Company in the reports it files with the Securities and Exchange Commission is accumulated and submitted to the Company's management to allow timely decisions regarding required disclosure. The Company also maintains a process ("internal control over financial reporting") to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles including policies and procedures that:

      - Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company;

      - Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and

      - Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on the financial statements.

Each associate involved in the Company's disclosure process or financial reporting is required to be familiar with and comply in all respects with the Company's disclosure controls and procedures and internal control over financial reporting.

The Foreign Corrupt Practices Act makes it illegal to obtain or retain business through payments to improperly influence foreign officials and governments. It is not limited to businesses operating abroad, nor to the making of illegal foreign payments. It contains, in fact, significant internal accounting control and record-keeping requirements that apply to all of our operations.

Specifically, the Company must maintain books, records and accounts in reasonable detail to accurately and fairly reflect all of the Company's transactions. The Company and its subsidiaries will maintain a system of internal accounting controls sufficient to reinforce policy compliance and provide reasonable assurance that:

      - Transactions are executed in accordance with management's general and specific authorization;

      - Transactions are recorded as necessary (a) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (b) to maintain accountability of assets;

      - Access to Company assets and funds is permitted only in accordance with management's general or specific authorization;

      - The accounts recorded on the Company's balance sheet are reconciled to the underlying accounting detail at reasonable intervals and, where appropriate, compared to the physical assets. Appropriate actions are taken with respect to significant differences.

These record-keeping requirements are in addition to all other Company financial policies. No employee will knowingly fail to implement a system of appropriate internal controls or falsify any book, record or account.

Violations of the Foreign Corrupt Practices Act can result in fines and imprisonment, or both, for individual associates, and penalties against the Company.

All associates are strictly responsible for ensuring the accuracy and reliability of the Company's accounts. As a result, all associates are responsible for following Company procedures for carrying out and reporting business transactions, including appropriate schedules of authorization controls. It is the policy of the Company that all books and records conform to generally accepted accounting principles in each of the respective countries in which Hillenbrand may do business and to all applicable laws and regulations. In addition to the matters above specifically addressed, this policy also incorporates the following requirements:

      - The Company's policy prohibits the existence or creation of any undisclosed, secret or unrecorded funds, assets or liabilities.

      - No payment on behalf of the Company will be approved or made with the intention or understanding that any part of the payment is to be used for purposes other than described by the documents supporting the payment.

      - No false or fictitious entries will be made in the financial statements or underlying financial records and no employee shall engage in any arrangement that results in such an act.

      - The Company's policies prohibit the use of Company assets or funds for purposes other than specifically authorized by management.

      - All associates are forbidden to use, authorize, or condone the use of "off the books" bookkeeping, secret accounts, unrecorded bank accounts, "slush" funds, falsified books, or any other device that could be utilized to distort accounts, records, or reports of the Company.

      - Any false, fictitious, or misleading accounting entry made to conceal or disguise any "unlawful or questionable payment" described in these standards is prohibited. A false, fictitious, or misleading accounting entry is one that is not posted to the proper account.

      - Over billing practices in international transactions which are designed and used unlawfully to transfer assets from one country to another are prohibited.

The policy of accurate and fair recording also applies to an employee's maintenance of time reports, expense accounts and other personal Company records.

USE OF AGENTS, CONSULTANTS AND NON-EMPLOYEES

This Code and other Hillenbrand policies are mandatory and compliance with this Code by all agents, consultants, contractors and other non-employees is expected. Agents, consultants, or other non-employees cannot be used to circumvent this Code, the law or our policies. Employees will not retain agents, consultants, or other nonemployees or representatives to engage in practices that are contrary to our Code or any law or regulation.

REPORTING ILLEGAL OR UNETHICAL BEHAVIOR; ACCOUNTABILITY

We must report violation of laws, regulations, or these standards and guidelines on ethical business conduct. Hillenbrand actively supports ethical behavior. When not certain of the best course of action in a specific situation, you should seek clarification and help from supervisors, managers and appropriate personnel.

Hillenbrand will not tolerate any attempt by any associate to retaliate against another as a result of good faith reports of illegal or unethical behavior. Federal law provides whistleblower protection for employees. Thus, any associate is prohibited from discharging, demoting, suspending, or in any manner threatening, harassing or discriminating against an associate who provides information about violation of the law or this Code, or assists in the investigation of violation of the law or this Code, or participates in bringing or brings a lawsuit.

Discovery of events of a questionable, fraudulent or illegal nature or that are, or may be, in violation of the standards and guidelines stated in this Code or other Company policies should be reported immediately as discussed above. Failure to report an existing or potential violation of this Code is itself a violation of this Code.

Violations and potential violations of this Code involving a director, an executive officer or any member of an Ethics Committee will be reported to the Audit Committee. The Audit Committee will take all appropriate action to investigate any violation or potential violation reported to it. If the Audit Committee determines that a violation involving a director, an executive officer or a member of an Ethics Committee has occurred or may occur, it may report the violation or potential violation to the Board of Directors. The Audit Committee or Board of Directors will take such disciplinary or preventive action as it deems appropriate, up to and including dismissal or, in the case of criminal conduct or other violations of law, notification of appropriate governmental authorities.

Violations and potential violations of this Code involving any associate other than a director, executive officer or member of any Ethics Committee will be reported to the applicable Ethics Committee. The Ethics Committee will take all appropriate action to investigate any violation or potential violation reported to it. If the Ethics Committee determines that a violation has occurred or may occur, it will take such disciplinary or preventive action as it deems appropriate, up to and including dismissal or, in the case of criminal conduct or other violations of law, notification of appropriate governmental authorities. The Ethics Committee also will report any such violation or potential violation to the Audit Committee if it determines that the Audit Committee should be aware of such violation or potential violation.

Violations and potential violations of this Code involving incidents of (i) auditing, accounting, internal controls or financial improprieties or fraud; or
(ii) ethics concerns or illegal acts involving a director, an executive officer or any member of an Ethics Committee; or (iii) material violations of the securities laws or breaches of fiduciary duty will be reported to the Audit Committee. The Audit Committee will take all appropriate action to investigate any violation or potential violation reported to it. If the Audit Committee determines that a violation has occurred or may occur, it may report the violation or potential violation to the Board of Directors. The Audit Committee or Board of Directors will take such disciplinary or preventive action as it deems appropriate, up to and including dismissal or, in the case of criminal conduct or other violations of law, notification of appropriate governmental authorities.

OTHER POLICIES

This Code of Ethical Business Conduct contains only general information and guidelines. It is not intended to address all the possible applications of, or exceptions to, the general policies described in it. Thus, our Hillenbrand Associate Policy Manual and other policies supplement the Code of Ethical Business Conduct and apply to all of us. Certain matters covered by the Manual are subject to local interpretations, based on local legal and business requirements. You should contact your business unit's legal counsel or human resource representative for these. Hillenbrand has also adopted certain legal, financial, personnel, and other policies, procedures, rules and standards for associate performance. Click here to view the Hillenbrand Associate Policy Manual. Click here to view other Hillenbrand policies. Since all associates are obligated to observe the requirements of applicable laws and regulations, failure to review any supplement or revision to our Code of Ethical Business Conduct, Associate Policy Manual and other policies will not be an acceptable excuse for a failure to observe the requirements of any applicable law or regulation then in effect of which the associate had knowledge or reasonably should have had knowledge.

Hillenbrand maintains a Policy Database, including Associate Policy Manual, on the Hillenbrand Industries Intranet. It is intended to serve as the primary source for all existing company policies. This website serves as the primary host for the most up-to-date version of company policies. Associates are encouraged to review the policies posted to this website to ensure that they are operating under the most current version of the applicable policy. While this database develops, it is likely that not all policies will be located here and that previous versions of policies may exist elsewhere with conflicting requirements. To the extent a conflict is deemed to exist between the policies posted in that website and those available elsewhere, the policy statements contained on the website will control and supersede any conflicting policies. Should you discover a policy that has not been but should be published to this website, please contact your human resource representative or company's general counsel so that it may be added to this policy database.